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                             WASHINGTON, D.C. 20549            --------------------------

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                                                               SEC FILE NUMBER
                                   FORM 12b-25                     000-22755
                           NOTIFICATION OF LATE FILING         --------------------------
                                                               CUSIP NUMBER
                                                                  205253107
                                                               --------------------------


(CHECK ONE):  [X]  FORM 10-K   [ ] FORM 20-F   [ ] FORM 11-K   [ ] FORM 10-Q
              [ ] FORM N-SAR
        FOR PERIOD ENDED: DECEMBER 31, 1999
        [X] TRANSITION REPORT ON FORM 10-K
        [ ] TRANSITION REPORT ON FORM 20-F
        [ ] TRANSITION REPORT ON FORM 11-K
        [ ] TRANSITION REPORT ON FORM 10-Q
        [ ] TRANSITION REPORT ON FORM N-SAR
        FOR THE TRANSITION PERIOD ENDED:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION
Computer Motion, Inc.
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Full Name of Registrant

Former Name if Applicable
130-B Cremona Drive
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Address of Principal Executive Office (Street and number)
Santa Barbara, CA  93117
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City, State and Zip Code
PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]    |   (a)   The reasons described in reasonable detail in Part III
                |         of this form could not be eliminated without
                |         unreasonable effort or expense;
         [X]    |   (b)   The subject annual report, semi-annual report,
                |         transition report on Form 10-K, Form 20-K, 11-K, Form
                |         N-SAR, or portion thereof, will be filed on or before
                |         the fifteenth calendar day following the prescribed
                |         due date; or the subject quarterly report of
                |         transition report on Form 10-Q, or portion thereof
                |         will be filed on or before the fifth calendar day
                |         following the prescribed due date; and
         [ ]    |   (c)   The accountant's statement or other exhibit required
                |         by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED.)

The Annual Report on Form 10-K for the year ended December 31, 1999 could not be filed within the prescribed time period because the Registrant was unable, without unreasonable effort or expense, to finalize financial data. During the last quarter of 1999, our Chief Financial Officer left the company. During the first quarter of 2000, our Corporate Controller left the company. Our new Chief Financial Officer joined the company on March 1, 2000.

PART IV - OTHER INFORMATION

(1)       Name and telephone number of person to contact in regard to this notification:
          Gordon L. Rogers                                              (805) 968-9600
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                                     (Name)                              (Area Code + Telephone Number)

(2)       Have all other period  reports  required under Section 13 or
          15(d) of the  Securities  Exchange Act of 1934 or Section 30
          of the Investment Company Act of 1940 during the preceding              [X]  Yes  [ ]  No
          12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

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(3)       Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal
          year will be reflected by the earnings statements to be included in     [ ]  Yes  [X]   No
          the subject report or portion thereof:
          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Computer Motion, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2000               By:    /S/  Gordon L. Rogers
     --------------------------       ------------------------------------------
                                      Gordon L. Rogers   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission Files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.

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